SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: March 17, 2010

Citizens South Banking Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23971	54-2069979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

519 South New Hope Road, Gastonia, North Carolina	28054-4040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 704-868-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

Purchase and Assumption Agreement

Effective March 19, 2010, Citizens South Bank, a federally chartered stock savings bank (the “Bank”) and wholly owned subsidiary of Citizens South Banking Corporation, a Delaware corporation (the “Company”), acquired substantially all of the assets and assumed substantially all of the liabilities of Bank of Hiawassee, a Georgia state-chartered bank headquartered in Hiawassee, Georgia, from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Bank of Hiawassee (the “Acquisition”).

The Acquisition was made pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC as of March 19, 2010 (the “Purchase and Assumption Agreement”). The Acquisition included all five banking offices of Bank of Hiawassee, which opened as branches of the Bank on Saturday, March 20, 2010.

Based upon a preliminary closing with the FDIC, the Bank acquired $300 million in assets, including $227 million in loans, and will assume $324 million in liabilities, including $295 million in deposits of Bank of Hiawassee. The foregoing amounts represent Bank of Hiawassee’s book value for these assets and liabilities and do not necessarily reflect fair value. These amounts are estimates and, accordingly, are subject to adjustment based upon final settlement with the FDIC. The Bank paid the FDIC a premium of approximately 1.0% for the right to assume the deposits of Bank of Hiawassee. In addition, the FDIC transferred to the Bank all qualified financial contracts to which Bank of Hiawassee was a party and such contracts remain in full force and effect.

In connection with the Acquisition, the Bank entered into a loss-sharing arrangement with the FDIC that covered approximately $232.6 million of Bank of Hiawassee’s assets. The Bank will share in the losses on the asset pools (including single family residential mortgage loans and commercial loans) covered under the loss-sharing arrangement. Pursuant to the terms of the loss sharing arrangement, the FDIC is obligated to reimburse the Bank for 80% of eligible losses of up to $102 million with respect to covered assets. The FDIC will reimburse the Bank for 95% of eligible losses in excess of $102 million with respect to covered assets. The Bank has a corresponding obligation to reimburse the FDIC for 80% or 95%, as applicable, of eligible recoveries with respect to covered assets.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to the Bank in connection with the Acquisition.

Purchase Agreement

The Company entered into a Securities Purchase Agreement, as amended, effective as of March 17, 2010 (the “Purchase Agreement”), with accredited investors (collectively, the “Investors”), pursuant to which the Company raised, in the aggregate, approximately $15 million through direct sales to such Investors of equity securities of the Company (the “Private Placement”). The Private Placement was completed on March 17, 2010.

Under the terms of the Purchase Agreement, the Investors purchased, in the aggregate, 1,490,400 shares of the Company’s common stock at a purchase price of $4.50 per share and 8,280 shares of a newly authorized series of the Company’s preferred stock, designated as

Mandatorily Convertible Cumulative, Non-Voting Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) at a purchase price and liquidation preference of $1,000 per share. After the receipt of certain approvals, as described in more detail below, each share of the Series B Preferred Stock will automatically convert into the Company’s common stock at an initial conversion price of $4.50 per share of common stock, subject to customary anti-dilution adjustments.

The Company entered into a Registration Rights Agreement, effective on March 17, 2010, with each of the Investors. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission to register for resale both the Series B Preferred Stock and the Common Stock to be issued upon conversion of the Series B Preferred Stock, within 60 days after the closing of the Private Placement, and to use commercially reasonable efforts to cause such registration statement to be declared effective within 90 days of closing (or 135 days in the event of an SEC review). Failure to meet these deadlines and certain other events may result in the Company’s payment to the Investors of liquidated damages in the amount of 0.5% of the purchase price per month.

The foregoing summary of the Purchase and Assumption Agreement, the Purchase Agreement and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase and Assumption Agreement and certain exhibits attached thereto and the full text of the form of Purchase Agreement and form of Registration Rights Agreement, copies of which are attached hereto as Exhibits 2.1, 10.1 and 10.2, respectively, and incorporated by reference herein.

ITEM 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement—Purchase and Assumption Agreement” is incorporated by reference into this Item 2.01.

ITEM 3.02	Unregistered Sales of Equity Securities

On March 17, 2010, in the Private Placement, the Company issued and sold 1,490,400 shares of its common stock at a purchase price of $4.50 per share and 8,280 shares of Series B Preferred Stock. The Private Placement was made pursuant to the Purchase Agreement and was exempt from registration under the Securities Act of 1933, as amended.

The rights, preferences and privileges of the Series B Preferred Stock are set forth in the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware, as described below.

Each share of Series B Preferred Stock will convert into shares of common stock at the conversion price of $4.50 per share (subject to certain anti-dilution adjustments) on the third business day following the receipt by the Company of the approval by the holders of the Company’s common stock of the conversion of the Series B Preferred Stock into common stock as required by the applicable Nasdaq Stock Market rules, which date is referred to as the mandatory conversion date.

Dividends on the Series B Preferred Stock are payable semi-annually on the dividend payment dates of June 30 and December 31, on a cumulative basis, when, as and if declared by the Company’s board of directors. Dividends will be payable in cash. Cash dividends are payable at an annual rate of 14%, multiplied by the sum of (A) the liquidation preference plus (B) all accrued and unpaid dividends for any prior dividend period. No dividends are payable for any dividend period if the mandatory conversion date occurs prior to the dividend payment date for such dividend period. If the mandatory conversion date occurs prior to the first dividend payment date, which is June 30, 2010, no dividend is not payable on the Series B Preferred Stock.

The Series B Preferred Stock ranks on a parity with the Company’s outstanding shares of preferred stock and senior to the outstanding common stock with respect to dividend rights and rights on liquidation, winding up and dissolution.

The Series B Preferred Stock is not redeemable by the holders, but may be redeemed by the Company beginning June 30, 2015 at a redemption price per share equal to the greater of (i) 125% of the liquidation preference plus all accrued and unpaid dividends and (ii) 110% of the closing price of the common stock for trading day prior to the date of redemption multiplied by the number of shares of common stock into which one share of Series B Preferred Stock would be convertible on such date if such shares of Series B Preferred Stock were converted on that date following receipt of stockholder approval and, if applicable, regulatory approval as described above; provided that, in no event will the redemption price exceed 150% of the amount calculated in accordance with clause (i) above. Holders of the Series B Preferred Stock have no voting rights, including no right to elect directors, except as required by law and under the limited circumstances described in the Certificate of Designations.

The foregoing summary of the Series B Preferred Stock is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designations of the Series B Preferred Stock, a copy of which is attached hereto as Exhibits 3.1/4.1 and incorporated by reference herein.

ITEM 3.03	Material Modification to Rights of Security Holders

The information set forth under “Item 3.02 Unregistered Sales of Equity Securities” is incorporated by reference into this Item 3.03.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 17, 2010, the Company filed with the Delaware Secretary of State a Certificate of Designations establishing the terms of the Series B Preferred Stock. This Certificate of Designations is filed as an exhibit to this Current Report and is incorporated by reference into this Item 5.03.

ITEM 8.01	Other Events

On March 19, 2010, the Company issued a press release announcing the Acquisition and the Private Placement. A copy of this press release is attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

To the extent that financial statements are required by this Item, such financial statements will be filed by amendment to this Current Report no later than June 4, 2010.

(b) Pro Forma Financial Information

To the extent that pro forma financial information is required by this Item, such information will be filed by amendment to this Current Report no later than June 4, 2010.

(d) Exhibits

Exhibit Number	Description of Exhibit

2.1	Purchase and Assumption Agreement - Whole Bank - All Deposits, among the Federal Deposit Insurance Corporation, Receiver of Bank of Hiawassee, Hiawassee, Georgia, the Federal Deposit Insurance Corporation and Citizens South Bank, dated as of March 19, 2010.

3.1, 4.1	Certificate of Designations of Mandatory Convertible Cumulative, Non-Voting Perpetual Preferred Stock, Series B.

10.1	Form of Securities Purchase Agreement by and among the Company and the Investors.

10.2	Form of Registration Rights Agreement by and among the Company and the Investors

99.1	Press Release, dated March 19, 2010, announcing the Acquisition and the Private Placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CITIZENS SOUTH BANKING CORPORATION

DATE: March 22, 2010	By:	/S/ PAUL L. TEEM, JR.
Paul L. Teem, Jr.
Executive Vice President and Secretary
(Duly Authorized Officer)